Exhibit 10.1
EXECUTION COPY
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of July 15, 2008 (the “Effective Date”), by and between Henrik C. Slipsager (“Executive”) and ABM Industries Incorporated for itself and on behalf of its subsidiary corporations as applicable herein.
WHEREAS, the subsidiaries of ABM (as hereinafter defined) are engaged in the building maintenance and related service businesses, and
WHEREAS, Executive is experienced in the administration, finance, marketing, and/or operation of such services, and
WHEREAS, Executive and ABM are party to an Executive Employment Agreement dated June 7, 2005 (the “Prior Agreement”),
WHEREAS, the parties desire to amend and restate the Prior Agreement to, among other things, reflect changes required to comply with Section 409A and Section 162(m) of the Internal Revenue Code,
WHEREAS, ABM and its subsidiaries have invested significant time and money to develop proprietary trade secrets and other confidential business information, as well as invaluable goodwill among its customers, sales prospects and employees, and
WHEREAS, ABM and its subsidiaries have disclosed or will disclose to Executive such proprietary trade secrets and other confidential business information which Executive will utilize in the performance of his duties and responsibilities as Chief Executive Officer and under this Agreement, and
WHEREAS, Executive wishes to, or has been and desires to remain employed by ABM, and to utilize such proprietary trade secrets, other confidential business information and goodwill in connection with his employment,
NOW THEREFORE, Executive and ABM agree as follows:
1.	EMPLOYMENT. ABM hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2.	TITLE. Executive’s title shall be President and Chief Executive Officer of ABM, subject to modification as mutually agreed upon by ABM and Executive.
3.	DEFINITIONS. The capitalized terms used in this agreement shall have the following definitions:
A.	“ABM” means ABM Industries Incorporated, its successors, and assigns.

B.	“Base Salary” means the salary paid under Paragraph 7A for the applicable Fiscal Year.

C.	“Board” means the Board of Directors of ABM.

D.	“Bonus” means a performance-based bonus payable under Paragraph 7B of this Agreement.

E.	“CEO Committee” means a committee designated by the Board which shall constitute all of the Independent Directors.

F.	“Company” means ABM and its subsidiaries.

G.	“Compensation Committee” means the Compensation Committee of the Board.

H.	“EOIP” means the ABM Executive Officer Incentive Plan adopted by the Board on January 10, 2006, as such plan may be amended from time to time, or any successor plan.

I.	“Executive” means Henrik C. Slipsager.

J.	“Extended Term” means the period for which this agreement is extended under Paragraph 14 of this Agreement.

K.	“Fiscal Year” means the period beginning on November 1 of a calendar year and ending on October 31 of the following calendar year or such other period as shall be designated by the Board as ABM’s fiscal year.

L.	“Independent Directors” means the directors designated by the Board as independent directors, which persons shall qualify both as independent under the rules and regulations of the New York Stock Exchange and as outside directors under Section 162(m).

M.	“Initial Term” is the period beginning on the Effective Date and ending on October 31, 2013, unless sooner terminated under Paragraph 15 of this Agreement.

N.	“Just Cause” means (i) theft or dishonesty, (ii) more than one instance of neglect or failure to perform employment duties, (iii) more than one instance of inability or unwillingness to perform employment duties, (iv) insubordination, (v) abuse of alcohol or other drugs or substances affecting Executive’s performance of his employment duties, (vi) material and willful breach of this Agreement, (vii) other misconduct, unethical or unlawful activity, (viii) a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof, or (ix) a conviction of or plea of “guilty” or “no contest” to a misdemeanor involving a crime of moral turpitude under the laws of the United States or any state thereof.

O.	“Performance Assessment” means the Compensation Committee’s annual assessment, after consultation with the CEO Committee, of Executive’s performance against the Performance Criteria.

P.	“Performance Criteria” means the performance criteria for Executive established annually by the Compensation Committee, after consultation with the CEO Committee, in accordance with Paragraph 7B of this Agreement.

Q.	“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, or any successor statute.

R.	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, or any successor statute.

S.	“Significant Transaction” means the Company’s acquisition or disposition of a business or assets which ABM is required to report under Item 2.01 of Form 8-K under the rules and regulations issued by the Securities and Exchange Commission.

T.	“State of Employment” means New York.

U.	“Target Bonus” means 100% of Executive’s Base Salary.

V.	“Total Disability” means Executive’s inability to perform his duties under this Agreement and shall be deemed to occur on the 91st consecutive or non-consecutive calendar day within any 12 month period that Executive is unable to perform his duties under this Agreement because of any physical or mental illness or disability.
4.	DUTIES & RESPONSIBILITIES. Executive shall assume and perform such executive or managerial duties and responsibilities as are assigned from time-to-time by the Board, to which Executive shall report and be accountable.
5.	TERM OF AGREEMENT. This agreement shall end on October 31, 2013, unless sooner terminated pursuant to Paragraph 15 or later extended to an Extended Term under Paragraph 14 of this Agreement.
6.	PRINCIPAL OFFICE. During the Initial Term and any Extended Term, as applicable, of this Agreement, Executive shall be based at an ABM office located in the State of Employment or such other location as shall be mutually agreed upon by the Board and Executive.
7.	COMPENSATION. ABM agrees to compensate Executive, and Executive agrees to accept as compensation in full, for Executive’s assumption and performance of duties and responsibilities pursuant to this Agreement:
A.	SALARY. Executive shall be entitled to a Base Salary in an amount to be determined by the CEO Committee in its sole discretion, provided that Executive’s initial Base Salary shall be $765,000.

B.	BONUS. Subject to the provisions of the EOIP, the provisions of Paragraph 15 and subparagraphs (iii), (iv) and (v) below, Executive shall be entitled to a Bonus for each Fiscal Year, as follows:
i.	Executive’s Bonus may range from 0% to 180% of the Target Bonus and shall be based on the Performance Assessment of Executive for the applicable Fiscal Year evaluated on the basis of the Performance Criteria.

Performance Criteria may include both ABM and individual objectives, may be both qualitative and quantitative in nature and shall be established and communicated to Executive within 90 days after the beginning of the Fiscal Year for which they apply. The Compensation Committee or the CEO Committee (or members of such committees) may seek the views of members of the Board with respect to whether the Performance Criteria have been achieved, provided that the Performance Assessment shall be solely determined by the Compensation Committee. The determination of the Bonus amount for each Fiscal Year shall be determined by the CEO Committee.

ii.	The Performance Criteria may be adjusted by the Compensation Committee, after consultation with the CEO Committee, in the event of a Significant Transaction and/or for any unanticipated and material events that are beyond the control of ABM, including but not limited to acts of god, nature, war or terrorism, or changes in the rules for financial reporting set forth by the Financial Accounting Standards Board, the Securities and Exchange Commission, rules of the New York Stock Exchange and/or for any other reason which the Compensation Committee determines, in good faith, to be appropriate, provided that no adjustment shall be permitted to the extent it would result in the nondeductibility of any portion of the Bonus under
Section 162(m).

iii.	ABM shall pay Executive the Bonus for each Fiscal Year as soon as practicable following completion of the audit of ABM’s financial statements for such Fiscal Year and within 10 days after determination of the Bonus by the CEO Committee. Notwithstanding the foregoing, the Bonus shall be paid no later than March 15th of the year following the end of the calendar year in which the Bonus is earned. In the event of termination of employment hereunder other than a termination under Paragraph 15B or a termination under Paragraph 15C, ABM shall pay Executive a prorated portion of the Bonus, for the fraction of the Fiscal Year that has been completed prior to the date of termination, based on the Company’s actual performance for the entire Fiscal Year. The prorated portion of the Bonus shall be paid at such time as bonuses are paid to employees generally, but in no event later than March 15th of the year following the end of the calendar year in which the bonus is no longer subject to a substantial risk of forfeiture.

iv.	Absent bad faith or material error, any conclusions of the Compensation Committee or the CEO Committee with respect to the Performance Criteria, the Performance Assessment, or the actual Bonus shall be final and binding upon Executive and ABM.

v.	Except as may otherwise be determined by the CEO Committee in the event of extraordinary circumstances affecting the financial performance of the Company, no Bonus for any Fiscal Year of ABM shall be payable unless ABM’s EPS for the Fiscal Year then ending is equal to or greater than 80% of ABM’s EPS for the previous Fiscal Year of ABM. Notwithstanding the above, no determination by the Committee to pay Executive a Bonus pursuant to this Paragraph shall result in the nondeductibility of any portion of such Bonus under Section 162(m).

vi.	Notwithstanding any other provision of this Agreement, the CEO Committee may, no later than 90 days after the beginning of any Fiscal Year (but in no event later than the date required for the Bonus to qualify as performance-based compensation within the meaning of Section 162(m)), approve and notify the Executive of a modification to the Target Bonus or the bonus range set forth in subparagraph (i) above. The CEO Committee’s decision in this regard shall be deemed final and binding on Executive. In addition, the CEO Committee may grant a discretionary incentive bonus to Executive at any time in its sole discretion.
C.	FRINGE BENEFITS. Executive shall receive the then current fringe benefits generally provided by ABM to its executives. Such benefits may include but not be limited to the use of an ABM-leased car or a car allowance, group health benefits, long-term disability benefits, group life insurance, sick leave and vacation. Each of these fringe benefits is subject to the applicable ABM policy at all times. Executive expressly agrees that should he terminate employment with ABM for the purpose of being re-employed by an ABM subsidiary or affiliate, he shall “carry-over” any previously accrued but unused vacation balance to the books of the affiliate. ABM reserves the right to add, increase, reduce or eliminate any fringe benefit at any time, but no such benefit or benefits shall be reduced or eliminated as to Executive unless generally reduced or eliminated as to senior executives at ABM.

D.	LIMIT. To the extent that any compensation to be paid to Executive under this Agreement would cause compensation payable to Executive to be non-deductible by ABM as a result of the compensation limit provisions of Section 162(m), Executive agrees that any such amount in excess of such compensation limit shall not be paid out to Executive but shall be deferred by Executive under the ABM Deferred Compensation Plan to the extent permitted by Treas. Reg. 1.409A-2(b) (7) (i). The distribution of such deferred amounts will be made during the first calendar year in which ABM reasonably anticipates that, if the payment is made during that year, the deduction of the payment will not be barred by Section 162(m) or, if sooner, upon the later of the end of the Fiscal Year in which Executive incurs a “separation from service” within the meaning of Section 409A or the date which is two-and-one-half months following the date of such “separation from service.” Amounts deferred by Executive will be credited with interest or gains and losses in accordance with the ABM Deferred Compensation Plan.
E.	POST EMPLOYMENT HEALTH INSURANCE ASSISTANCE. Subject to Paragraph 16 of this Agreement, upon Executive’s termination of employment for any reason other than for Just Cause and concluding no later than 10 years after such termination, ABM shall pay Executive $10,000 per year to assist Executive in purchasing health insurance for Executive and his spouse. In the event that Executive dies prior to the expiration of such ten-year period, ABM shall pay Executive’s surviving spouse $5,000 per year until the first to occur of (i) the death of Executive’s spouse or (ii) the end of the ten-year period.
8.	PAYMENT OR REIMBURSEMENT OF BUSINESS EXPENSES. ABM shall pay directly or reimburse Executive for reasonable business expenses of ABM incurred by Executive in connection with ABM business in accordance with the ABM Travel & Entertainment Policy, in effect from time to time.

9.	BUSINESS CONDUCT. Executive shall dedicate his full business time and attention to the performance of duties hereunder, perform his duties in good faith and to a professional standard, and fully comply with all laws and regulations pertaining to the performance of this Agreement, all ethical rules, and ABM’s Code of Business Conduct, as well as any and all of policies, procedures and instructions of Company including but not limited to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Executive agrees that if he is approached by any person to discuss a possible acquisition or other transaction that could reasonably result in a change of control of ABM, Executive will immediately advise ABM’s General Counsel and Chairman of the Board.

10.	NO CONFLICT. Executive represents to ABM that Executive is not bound by any contract with a previous employer or with any other business that might prevent Executive from entering into this Agreement. Executive further represents that he is not bound by any other contracts or covenants that in any way restrict or limit Executive’s activities in relation to his or her employment with ABM that have not been fully disclosed to ABM prior to the signing of this Agreement.
11.	COMPANY PROPERTY. ABM shall, from time to time, entrust to the care, custody and control of Executive certain of the Company’s property, such as motor vehicles, equipment, supplies, passwords and electronic and paper documents. Such documents may include, but shall not be limited to, customer lists, financial statements, cost data, price lists, invoices, forms, electronic files and media, mailing lists, contracts, reports, manuals, personnel files or directories, correspondence, business cards, copies or notes made from Company documents and documents compiled or prepared by Executive for Executive’s use in connection with Company business. Executive specifically acknowledges that all such items, including passwords and documents, are the property of the Company, notwithstanding their preparation, care, custody, control or possession by Executive at any time(s) whatsoever.
12. GOODWILL & PROPRIETARY INFORMATION. In connection with Executive’s employment hereunder:
A.	PROPRIETARY INFORMATION. Executive agrees to utilize and further the Company’s goodwill among its customers, sales prospects and employees, and acknowledges that the Company may disclose to Executive and Executive may disclose to the Company Proprietary Information (as hereinafter defined).

B.	DUTY OF LOYALTY. Executive agrees that the Proprietary Information and the Company’s goodwill have unique value to the Company, are not generally known or readily available to the Company’s competitors, and could only be developed by others after investing significant time and money. ABM makes the Proprietary Information and the Company’s goodwill available to Executive in reliance on Executive’s agreement to hold the Proprietary Information and the Company’s goodwill in trust and confidence. Executive hereby acknowledges that to use this Proprietary Information and the Company’s goodwill other than for the benefit of the Company would be a breach of such trust and confidence and a violation of Executive’s duty of loyalty to the Company.
13.	RESTRICTIVE COVENANTS. In consideration of the compensation, contract term, potential severance benefits, continued employment provided by ABM, and access to Proprietary Information, as defined below, necessary to the performance of Executive’s duties hereunder, Executive hereby agrees to the following during his employment and thereafter as provided:
A.	NON-SOLICITATION OF EMPLOYEES. Executive acknowledges and agrees that during the course of Executive’s employment with ABM, Executive will come into contact with Company employees and acquire information regarding their knowledge, skills, abilities, salaries, commissions, benefits, and other matters that are not generally known to the public. Executive further acknowledges and agrees that hiring, recruiting, soliciting, or inducing the termination of such employees will be detrimental and harmful to Company’s business. Accordingly, Executive agrees that while employed by ABM and for a period of one year following the termination of Executive’s employment (whether termination is voluntary or involuntary), Executive will not directly or indirectly solicit, hire, recruit or otherwise encourage or arrange for any executive or employee to terminate employment with Company or any other Company-affiliated entity except in the proper performance of this Agreement. This prohibition against solicitation shall include but not be limited to: (i) identifying to other employers or their agents, recruiting or staffing firms, or other third parties the Company employee(s) who have specialized knowledge concerning inventions, processes, methods, or other confidential affairs or who have contacts, experience, or relationships with particular customers; (ii) disclosing or commenting to other employers or their agents, recruiting or staffing firms, or other third parties regarding the quality or quantity of work, specialized knowledge, or personal characteristics of any person still employed by Company or any other Company-affiliated entity; and (iii) providing such information to prospective employers or their agents, recruiting or staffing firms, or other third parties preceding possible employment.
B.	NON-DISCLOSURE. Except in the proper performance of this Agreement, Executive agrees to hold all Proprietary Information in the strictest confidence, and to refrain from making any unauthorized use or disclosure of such information both during Executive’s employment and at all times thereafter. Executive shall not directly or indirectly disclose, reveal, transfer or deliver to any other person or business, any Proprietary Information which was obtained directly or indirectly by Executive from, or for, Company or by virtue of Executive’s employment with Company. “Proprietary Information” means Company’s trade secrets, ideas, processes and other confidential information not generally known that could have value to a third party such as plans for business development, marketing, business plans, budgets and financial statements of any kind, costs and suppliers, and information regarding the skills and compensation of other employees of the Company or employees of any company that contracts to provide services to the Company. Proprietary Information also includes information of third parties to which Executive had access by virtue of employment with the Company, including, but not limited to, information regarding customers such as: (i) the identity of Company’s customers, customer contacts, and sales prospects; (ii) the nature, extent, frequency, methodology, cost, price and profit associated with services and products purchased by customers from Company; (iii) the names, office hours, telephone numbers and street addresses of its purchasing agents or other buyers or customer contacts; (iv) Company and customer billing procedures; (v) Company and customer credit limits and payment practices; (vi) Company and customer organizational structure; and (vii) any information related to past, current or future acquisitions between Company or Company-affiliated entities including Company information used or relied upon for said acquisition.

C.	NON-SOLICITATION OF CUSTOMERS. Executive agrees that during and for one year following the termination of Executive’s employment with ABM (whether such termination is voluntary or involuntary), Executive shall not, directly or indirectly, for the benefit of any person or entity other than the Company, seek, solicit, divert, take away, obtain or accept work from any customer or prospective customer of the Company. In addition, Executive agrees that at all times after the voluntary or involuntary termination of Executive’s employment, Executive shall not seek, solicit, divert, take away, obtain, or accept work from any customer or sales prospect of Company or any other Company-affiliated entity through the direct or indirect use of any Proprietary Information or by any other unfair or unlawful business practice.

D.	POST EMPLOYMENT COMPETITION. Executive agrees that while employed by ABM and, to the fullest extent allowed by law, for a period of one year following Executive’s termination of employment (whether such termination is voluntary or involuntary), Executive shall not engage in any business activity which competes directly or indirectly with the Company or the operations of any Company-affiliated entity. The Executive acknowledges that the Company is engaged in business in various states throughout the U.S. and that the Company intends to expand the geographic scope of its activities. Accordingly and in view of the nature of Executive’s position and responsibilities, the Executive agrees that the provisions of this Paragraph shall be applicable to each state and each foreign country in which the Company may be engaged in business within the twelve-month period preceding the effective date of Executive’s termination of employment.

E.	NON-DISPARAGEMENT. During Executive’s employment with ABM and thereafter, Executive agrees not to make any statement or take any action which disparages, defames, or places in a negative light Company, Company-affiliated entities, or its or their reputation, goodwill, commercial interests or past and present officers, directors and employees.

F.	COOPERATION WITH LEGAL MATTERS IN SUPPORT OF COMPANY. During Executive’s employment with ABM and thereafter, Executive shall cooperate with Company and any Company-affiliated entity in its or their investigation, defense or prosecution of any potential, current or future legal matter in any forum, including but not limited to lawsuits, administrative charges, audits, arbitrations, and internal and external investigations. Executive’s cooperation shall include, but is not limited to, reviewing and preparing documents and reports, meeting with attorneys representing Company or any Company-affiliated entity, providing truthful testimony, and communicating Executive’s knowledge of relevant facts to any attorneys, experts, consultants, investigators, employees or other representatives working on behalf of Company or any Company-affiliated entity. Except as required by law, Executive agrees to treat all information regarding any such actual or potential investigation or claim as confidential. Executive also agrees not to discuss or assist in any litigation, potential litigation, claim, or potential claim with any individual (or their attorney or investigator) who is pursuing, or considering pursuing, any claims against Company or any Company-affiliated entity unless required by law. In performing the tasks outlined in this Paragraph, Executive shall be bound by the covenants of good faith and veracity set forth in ABM’s Code of Business Conduct and Ethics and by all legal obligations. Nothing herein is intended to prevent Executive from complying in good faith with any subpoena or other affirmative legal obligation. Executive agrees to notify Company immediately in the event there is a request for information or inquiry pertaining to Company, any Company-affiliated entity, or Executive’s knowledge of or employment with the Company. In performing responsibilities under this Paragraph at the request or for the benefit of the Company, Executive shall be compensated for Executive’s time at an hourly rate of $400 per hour. However, during any period in which Executive is an employee of ABM or is receiving payments pursuant to Paragraph 15 of this Agreement or pursuant to the terms of any Other Severance Agreement (as hereinafter defined), Executive shall not be so compensated.

G.	REMEDIES AND DAMAGES. The parties agree that compliance with Paragraph 13 of the Agreement is necessary to protect the business and goodwill of Company, that the restrictions contained herein are reasonable and that any breach of this Paragraph will result in irreparable and continuing harm to Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any actual or threatened breach of this Paragraph by Executive, Company and Executive agree that Company shall be entitled to all appropriate remedies, including temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach. Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction.

H.	LIMITATIONS. Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of Employment, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices.
14.	EXTENSION OF EMPLOYMENT.
A.	RENEWAL. Absent at least 90 days written notice of termination of employment or notice of non-renewal from ABM to Executive prior to expiration of the then current Initial or Extended Term, as applicable, of this Agreement, employment hereunder shall continue for an Extended Term (or another Extended Term, as applicable) of one year.

B.	NOTICE OF NON-RENEWAL. In the event that notice of non-renewal is given at least 90 days prior to the expiration of the then Initial or Extended Term, as applicable, of this Agreement, employment shall continue on an “at will” basis following the expiration of such Initial or Extended Term. In such event, ABM shall have the right to terminate Executive’s employment or to change the terms and conditions of Executive’s employment, including but not limited to Executive’s position and/or compensation. For the avoidance of doubt, Executive will not be entitled to receive any payments under this Agreement or any policy or plan of the Company as in effect from time to time that provides for payment of amounts on termination of employment, by reason of the Company electing not to renew this Agreement.
15. TERMINATION OF EMPLOYMENT.
A.	TERMINATION UPON EXPIRATION OF TERM. Either the Company or the Executive may elect to terminate Executive’s employment upon the Company providing Executive with a notice of non-renewal pursuant to Paragraph 14B above, in which event Executive’s employment shall terminate at the expiration of the then current Initial or Extended Term. Upon termination pursuant to this Paragraph, Executive shall not be entitled to any payments under the Agreement other than (i) the payment when due of any and all previously earned, but as yet unpaid, salary, and reimbursement of business expenses and fringe benefits (“Accrued Compensation”), (ii) any payments to be made pursuant to Paragraph 7E, and (iii) an amount with respect to Bonus (if any) as determined by the CEO Committee pursuant to Paragraph 7B; provided, however, that if the expiration of the term is in connection with a termination of employment for Just Cause or a voluntary termination of employment by Executive, such termination will be governed by the provisions of Paragraphs 15B and 15C, respectively. The prorated portion of the Bonus (if any) shall be paid at such time as bonuses are paid to employees generally, but in no event later than March 15th of the year following the end of the calendar year in which the bonus is no longer subject to a substantial risk of forfeiture.

B.	TERMINATION FOR CAUSE. ABM may terminate Executive’s employment hereunder at any time during the then current Initial or Extended Term, as applicable, of this Agreement, without notice, subject only to a good faith determination by a majority of the Board of Just Cause. Upon such termination, Executive shall not be entitled to any payments under this Agreement other than the Accrued Compensation.

C.	VOLUNTARY TERMINATION BY EXECUTIVE. At any time during the Initial or then current Extended Term, as applicable, of this Agreement and with or without Just Cause, Executive may terminate employment hereunder by giving ABM 90 days’ prior written notice, and Executive shall not be entitled to any payments under this Agreement other than Accrued Compensation and those payments provided under Paragraph 7E.

D.	DISABILITY OR DEATH. Employment hereunder shall automatically terminate upon the Total Disability or death of Executive. ABM shall pay when due to Executive or, upon death, Executive’s designated beneficiary or estate, as applicable, (i) the Accrued Compensation, and (ii) a prorated portion of the Bonus for the fraction of the Fiscal Year that has been completed through the end of the month in which death or Total Disability occurs, based on the Company’s actual performance for the entire Fiscal Year, such prorated portion to be paid at the time set forth in Paragraph 7B(iii). Upon such termination, Executive shall not be entitled to any other payments under this Agreement other than those provided under Paragraph 7E.

E.	TERMINATION WITHOUT CAUSE. ABM may terminate Executive’s employment hereunder without Just Cause at any time during the Initial or then current Extended Term of this Agreement, as applicable, by giving Executive 90 days written notice. Upon such termination without Just Cause, in addition to the Accrued Compensation, Executive shall be entitled to receive two times the sum of Executive’s Base Salary and Target Bonus payable, subject to Paragraph 16 of this Agreement, in equal installments in accordance with the Company’s normal payroll practice over the twenty-four month period following Executive’s termination of employment. Upon such termination, Executive shall not be entitled to any other payments under this Agreement other than those provided under Paragraph 7E.

F.	OTHER OBLIGATIONS. A termination of employment pursuant to Paragraph 15 of this Agreement will not affect any rights that Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing employee benefits, which rights will be governed by the terms thereof. To the extent that Executive receives payments or benefits by reason of his termination of employment pursuant to any other severance agreement or employee plan (collectively, “Other Severance Agreements”), the amounts otherwise receivable under Paragraph 15 will be reduced by the amounts actually paid pursuant to the Other Severance Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable hereunder and under the Other Severance Agreements is not any more or less than the amounts so payable or value so receivable had such benefits been paid in full hereunder.

G.	PAYMENTS AND BENEFITS WITH RESPECT TO A CHANGE IN CONTROL. Notwithstanding anything to the contrary in this Agreement or otherwise, if Executive employment is terminated during the “Severance Period” (as defined in the Severance Agreement entered into between Executive and the Company on December 13, 2005, as amended from time to time), Executive shall not be entitled to payments and benefits under Paragraph 15 of this Agreement and, alternatively, Executive’s entitlement to payments and benefits, if any, shall be governed by the terms of such Severance Agreement.

H.	ACTIONS UPON TERMINATION. Upon termination of employment hereunder, Executive shall immediately resign as an officer and/or director of Company and of any Company subsidiaries or affiliates, as applicable. Executive shall promptly return and release all Company property in Executive’s possession to Company, including but not limited to, any motor vehicles, equipment, supplies, passwords and documents set forth in Paragraph 11 of this Agreement.
16.	CONDITIONS TO PAYMENT AND ACCELERATION; CODE SECTION 409A. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with ABM for purposes of this Agreement and no payments shall be due to Executive under this Agreement or any policy or plan of ABM as in effect from time to time, providing for payment of amounts on termination of employment, unless Executive would be considered to have incurred a “separation from service” from ABM within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Paragraph 15E of this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier). In addition, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, if Executive terminates employment after October 15th of any year, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this policy prior to December 31st of the year in which the termination of employment occurs shall, subject to the previous sentence of this Paragraph, instead be paid on the first business day following January 1st of the year following Executive’s termination of employment.
17.	GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment.

18.	REMEDIES & DAMAGES.
A.	INJUNCTIVE RELIEF. The parties agree that compliance with Paragraphs 12 and 13 of this Agreement is necessary to protect the business and goodwill of the Company, and that any breach of such Paragraphs will result in irreparable and continuing harm to Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any actual or threatened breach of Paragraphs 12 and 13 of this Agreement by Executive, ABM and Executive agree that ABM shall be entitled to all appropriate remedies, including temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach. Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction.

B.	WITHHOLDING AUTHORIZATION. To the fullest extent permitted under the laws of the State of Employment hereunder, Executive authorizes ABM to withhold from any severance payments otherwise due to Executive and from any other funds held for Executive’s benefit by ABM, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending resolution of the underlying dispute.
19.	NO WAIVER. Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.
20.	SEVERABILITY. The provisions of this Agreement are severable. If any arbitrator (or court as applicable hereunder) rules that any portion of this Agreement is invalid or unenforceable, the arbitrator’s or court’s ruling shall not affect the validity and enforceability of other provisions of this Agreement. It is the intent of the parties that if any provision of this Agreement is ruled to be overly broad, the arbitrator or court shall interpret such provision with as much permissible breadth as is allowable under law rather than consider such provision void.
21.	SURVIVAL. All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the provisions of Paragraph 13 of this Agreement, shall remain in full force and effect after the termination of this Agreement.
22.	REPRESENTATIONS. Executive represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he is voluntarily entering into this Agreement and has been given an opportunity to review all aspects of this Agreement with an attorney, if he chooses to do so.
23.	NOTICES.
A.	ADDRESSES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, bonded messenger or overnight express, to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

Executive:	Henrik C. Slipsager
17 Stratton Road
Purchase, NY 10577

ABM:	ABM Industries Incorporated
551 Fifth Avenue
New York, New York 10176
Attention: Board of Directors

Copy:	ABM Industries Incorporated
551 Fifth Avenue
New York, New York 10176
Attention: General Counsel
B.	RECEIPT. Any such notice shall be assumed to have been received when delivered in person or 48 hours after being sent in the manner specified above.
24.	ENTIRE AGREEMENT. Unless otherwise specified herein, this Agreement sets forth every contract, understanding and arrangement as to the employment relationship between Executive and ABM.
A.	NO EXTERNAL EVIDENCE. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

B.	SUPERSEDES OTHER AGREEMENTS. It is specifically understood and accepted that this Agreement supersedes all oral and written employment agreements between Executive and ABM prior to the date of this Agreement as well as all conflicting provisions of Company’s Human Resources Manual, including but not limited to the termination, discipline and discharge provisions contained therein.

C.	AMENDMENTS. This Agreement may not be amended except in a writing approved by the Board and signed by the Executive and the Chair of the Compensation Committee.
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               IN WITNESS WHEREOF, Executive and the Chair of the Compensation Committee of the Board have executed this Agreement as of the date set forth above.
Executive: Henrik C. Slipsager

Signature:	/s/ Henrik C. Slipsager

Date:	July 15, 2008
ABM: ABM Industries Incorporated

Signature:	/s/ Linda Chavez

Title:	Chair of the Compensation Committee of the Board of Directors

Date:	July 15, 2008

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